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                                                                 EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Amendment No. 8 to the Registration Statement No. 333-56231 of OpTel, Inc. on Form S-1 of our reports dated October 6, 1998, on the financial statements and financial statement schedule of OpTel, Inc. and to the use of our report dated May 15, 1998 on the financial statement of the Assets and Liabilities of ICS Communications, LLC acquired by OpTel, Inc. for the year ended December 31, 1997, appearing in the Prospectus or elsewhere in this Registration Statement. We also consent to the reference to us under the headings "Summary Consolidated Financial and Operating Data", "Selected Historical Consolidated Financial and Operating Data" and "Experts" in such Prospectus.


/s/ DELOITTE & TOUCHE LLP

May 20, 1999
Dallas, Texas